Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profit for 2nd Quarter 2014

LOS ANGELES, CA — (BUSINESS WIRE) — August 7, 2014 — Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $59 thousand, which equates to less than $0.01 per diluted share, for the second quarter of 2014, compared to a net loss of $228 thousand, or ($0.29) per diluted share for the second quarter of 2013.  The improvement in profitability during the second quarter of 2014 primarily reflected the recapture of loan loss reserves of $500 thousand and an increase of $147 thousand in net interest income before recapture of loan losses, which were partially offset by a decrease of $190 thousand in non-interest income and an increase of $171 thousand in non-interest expense.

For the six months ended June 30, 2014, the Company reported net income of $1.0 million, or $0.05 per diluted share, compared to a net loss of $844 thousand, or ($0.78) per diluted share for the same period in 2013. Net income for the six months ended June 30, 2014 primarily reflected the recapture of loan loss reserves of $1.6 million and the grant of $200 thousand from the Community Development Financial Institutions Fund administered by the U.S. Department of the Treasury.

Chief Executive Officer, Wayne Bradshaw stated, “During the second quarter we continued our strategy of becoming the leader in financing affordable housing in low-to-moderate income communities throughout Southern California. We significantly increased our loan originations from a year ago and believe that the combination of our strong capital base and ability to lend to experienced owners of smaller multi-family residential properties will allow Broadway to resume its historical leadership in serving low-to-moderate income communities.”

Mr. Bradshaw further stated that, “As of June 30, 2014, we increased the Bank’s Tier 1 Capital Ratio to 10.67% and its Total Risk-Based Capital ratio to 17.00%.  Also, we are moving forward with our plans to raise additional common equity so that we can implement the extension of the maturity of our subordinated debentures that was negotiated during the first quarter.”

Earnings Summary

For the second quarter of 2014, net interest income before recapture of loan losses totaled $2.9 million, up $147 thousand, or 5%, from $2.8 million of net interest income before provision for loan losses for the second quarter of 2013.  The increase of $147 thousand in net interest income primarily resulted from a 36 basis point improvement in the Company’s net interest margin as the Company repositioned its interest earning assets from federal funds to loans receivable and mortgage-backed securities and curtailed interest expense on its senior debt after the forgiveness of debt in August 2013.

For the second quarter of 2014, the Company booked the  recapture of $500 thousand of previously recorded provisions for loan losses.  The Company  did not record a provision or recapture of loan losses during the second quarter of 2013.  The recapture of loan losses during the second quarter of 2014 primarily reflected a continued decline in net charge-offs and overall historical loss factors and improvements in the Company’s asset quality.

Non-interest income decreased by $190 thousand to $64 thousand for the second quarter of 2014 from $254 thousand for the second quarter of 2013.  The decrease in non-interest income during the second quarter of 2014 primarily reflected a reduction of $81 thousand in net gains on sales of loans, an increase of $37 thousand in net losses on sales of real estate owned (REOs), a decrease of $32 thousand in other income, primarily miscellaneous loan fees, a reduction of $24 thousand in loan servicing fees and a decrease of $16 thousand in service charges.

Non-interest expense increased by $171 thousand to $3.4 million for the second quarter of 2014 from $3.2 million for the second quarter of 2013.  The increase in non-interest expense was primarily due to increase of $113 thousand in provision for losses on REOs, an increase of $112 thousand in compensation and benefits expense and an increase of $88 thousand in professional services expense.  These increases in non-interest expense were partially offset by a decrease of $93 thousand in other expense, a decrease of $27 thousand in occupancy expense and a decrease of $22 thousand in office services and supplies expense.

The Company recorded no income tax expense for the second quarter of 2014 because it was able to use available tax loss carryforwards to offset substantially all of the pre-tax income.  As of June 30, 2014, the Company had $10.6 million of deferred tax assets, which were fully reserved.

Balance Sheet Summary

Total assets increased by $2.2 million to $334.7 million at June 30, 2014 from $332.5 million at December 31, 2013 primarily due to an increase in securities available-for-sale and gross loans receivable, partially offset by a decrease in cash and cash equivalents.  In order to improve the yield on interest-earning assets, we invested excess federal funds into securities and multi-family residential loans.  We originated $40.6 million of loans during the six months ended June 30, 2014, compared to $8.4 million for the six months ended June 30, 2013.

During the first half of 2014, the Company reduced its total delinquent loans to $3.6 million, or 1.09% of assets, from $11.1 million, or 3.35% of total assets, at December 31, 2013.  As of June 30, 2014, the Company’s allowance for loan losses was $9.4 million, or 258.1% of total delinquencies at that date.  Non-performing loans (“NPLs”) were $12.9 million at June 30, 2014, including $10.0 million of NPLs for which the borrowers were current in their payments, as compared to $17.7 million of total NPLs as of the end of 2013.

Total deposits increased by $326 thousand to $214.7 million at June 30, 2014 from $214.4 million at December 31, 2013, primarily reflecting an increase of $3.1 million in certificates of deposit and a decrease of $2.7 million in core deposits.  FHLB advances and the principal amount of the Debentures remained unchanged at $79.5 million and $6.0 million, respectively, during the first half of 2014.  The reported amount of senior debt decreased by $74 thousand during the first half of 2014 reflecting interest payments made in February and May 2014.

During the first quarter of 2014, the Company submitted a proposal to the trustee for the trust that holds the Floating Rate Junior Debentures (the “Debentures”) to extend the maturity of the Debentures to March 17, 2024 in return for paying all accrued interest on the Debentures and up to $900 thousand, or 15%, of the principal amount of the Debentures.  This proposal was approved by the requisite holders of senior securities of the trust on February 28, 2014, subject to several conditions, including approval by the Company’s regulators and senior lender, raising at least $6.0 million of additional equity capital that will be used in part to make the proposed payments of accrued interest and principal, and preparation of a suitable supplemental indenture providing for the modifications to the terms of the Debentures and other applicable documentation.  The Company is proceeding with efforts to raise the required capital, complete the necessary documentation and obtain approval from its regulators.  The Company has received approval from its senior lender and is filing a proxy statement to seek stockholders’ approval.

Stockholders’ equity was $26.7 million, or 7.99% of the Company’s total assets, at June 30, 2014, compared to $25.6 million, or 7.70% of the Company’s total assets, at December 31, 2013.  The Company’s book value was $1.32 per share as of June 30, 2014, compared to $1.27 per share as of December 31, 2013.

At June 30, 2014, the Bank’s Total Risk-Based Capital ratio was 17.00%, its Tier 1 Risk-Based Capital ratio was 15.71%, and its Tier 1 Capital to average assets ratio was 10.67%.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, risks associated with the Company’s efforts to raise additional capital and extend the maturity of the Debentures and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	June 30, 2014		December 31, 2013
Selected Financial Condition Data and Ratios:
Total assets	$334,684		$332,481
Gross loans receivable (1)	272,778		256,837
Allowance for loan losses	(9,376)		(10,146)
Cash and cash equivalents	34,636		58,196
Securities available-for-sale, at fair value	18,814		9,397
Deposits	214,731		214,405
FHLB advances	79,500		79,500
Junior subordinated debentures	6,000		6,000
Senior debt	2,849		2,923
Total stockholders’ equity	26,747		25,590

Book value per share	$1.32		$1.27
Equity to total assets	7.99%		7.70%

Asset Quality Ratios:
Non-performing loans to total gross loans	4.73%		6.89%
Non-performing assets to total assets	4.25%		5.95%
Allowance for loan losses to total gross loans	3.44%		3.95%
Allowance for loan losses to non-performing loans	72.74%		57.32%
Net charge-offs to average loans	-0.62	%(2)	0.82%

Non-performing assets:
Non-accrual loans	$12,890		$17,702
Loans delinquent 90 days or more and still accruing	—		—
Real estate acquired through foreclosure	1,318		2,084
Total non-performing assets	$14,208		$19,786

	Three Months Ended June 30,				Six Months Ended June 30,
Selected Operating Data and Ratios:	2014		2013		2014		2013
Interest income	$3,875		$4,062		$7,671		$8,086
Interest expense	960		1,294		1,958		2,630
Net interest income before recapture of loan losses	2,915		2,768		5,713		5,456
Recapture of loan losses	(500)		—		(1,582)		—
Net interest income after recapture of loan losses	3,415		2,768		7,295		5,456
Non-interest income	64		254		397		475
Non-interest expense	(3,420)		(3,249)		(6,641)		(6,769)
Income (loss) before income taxes	59		(227)		1,051		(838)
Income tax expense	—		(1)		(3)		(6)
Net income (loss)	$59		$(228)		$1,048		$(844)

Earnings (loss) per common share-basic and diluted	$0.00		$(0.29)		$0.05		$(0.78)

Loan originations	$23,814		$6,951		$40,558		$8,356

Return on average assets	0.07	%(2)	-0.26	%(2)	0.63	%(2)	-0.46	%(2)
Return on average equity	0.89	%(2)	-5.43	%(2)	8.01	%(2)	-9.77	%(2)
Net interest margin	3.63	%(2)	3.27	%(2)	3.55	%(2)	3.15	%(2)

(1) Amount does not include net deferred loan costs and unamortized premiums and discounts.

(2) Annualized